Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of Third Quarter 2013 Financials

BUNAVAIL NDA Filed; PDUFA date June 7, 2014

Results of initial Phase 3 clinical trial of BEMA Buprenorphine for chronic pain expected early 2014

Clonidine Topical Gel Phase 2B confirmatory trial expected to begin 1Q14

RALEIGH, N.C., November 12, 2013 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, with the U.S. Securities and Exchange Commission and, in connection therewith, is providing a review of BDSI’s recent achievements and an update on business operations and upcoming milestones for 2013 and 2014.

As reported on October 9, 2013, the New Drug Application (NDA) for BDSI’s BUNAVAIL (buprenorphine and naloxone buccal film) for the maintenance treatment of opioid dependence has been accepted for filing by the U.S. Food and Drug Administration (FDA), and the agency has assigned a Prescription Drug User Fee Act (PDUFA) date of June 7, 2014. BDSI believes BUNAVAIL may offer meaningful advantages over existing opioid dependence treatments and could provide an alternative to the over 2 million people estimated in the U.S. to be opioid dependent. This would create the potential for BUNAVAIL to compete in the estimated $1.5 billion opioid dependence market.

BDSI and Endo Health Solutions, Inc. also provided a recent update on the BEMA Buprenorphine Phase 3 clinical development program for the treatment of chronic pain. Interim analyses were conducted as part of the Phase 3 protocol to allow for adjustments to the sample size in order to maintain appropriate study power to detect statistically significant differences between BEMA Buprenorphine and placebo. The analyses determined that no sample size adjustment was necessary for the opioid naïve study. However, additional patients will be added to the ongoing opioid experienced trial. Results from the opioid naïve trial are expected in early 2014 and data from the opioid experienced trial will be available in mid-2014.

Last month, the FDA announced that after careful evaluation it will be recommending to the U.S. Department of Health and Human Services (HHS) that hydrocodone combination products (e.g., Vicodin, Lortab, hydrocodone/APAP) be reclassified as Schedule 2 controlled substances. This rescheduling will tighten restrictions around the use of hydrocodone combination products, which in 2012 alone accounted for nearly 130 million prescriptions. Unlike Schedule 2 products, Schedule 3 products such as buprenorphine do not require a written prescription and can be prescribed with refills. The importance to BDSI of the rescheduling of hydrocodone containing products is that it may provide an opportunity for BEMA Buprenorphine to reach its upside peak sales forecast.

In addition, BDSI reported it will initiate a Phase 2B clinical trial for Clonidine Topical Gel for the treatment of painful diabetic neuropathy in first quarter of 2014. Clonidine has been shown to stimulate an inhibitory receptor in the skin associated with pain fibers. Currently there is no topical product approved to treat this condition.

In July 2013, BDSI completed a $20 million debt financing with an affiliate of MidCap Financial. At September 30, 2013, BDSI had $38.3 million in cash compared to $31.3 million at September 30, 2012. Research and development costs were $16.4 million in the third quarter of 2013, compared to a corresponding $12.5 million in the third quarter of 2012. The current quarter increase over the prior year third quarter is due primarily to additional research and development costs associated with the BUNAVAIL and the BEMA Buprenorphine late stage development programs. Through the nine months ended September 30, 2013, research and development costs were $41.2 million, compared to $23.8 million in the comparable period of 2012. This also reflects increased spending in 2013 for BDSI’s Phase 3 clinical trials.

Recently BDSI has made important personnel additions in preparation for commercialization of BUNAVAIL in 2014. In July, BDSI announced the hiring of Adrian Hepner, MD, as Vice President of Clinical Research and Regulatory Affairs. Dr. Hepner joined BDSI with over twenty years of experience in U.S. and international clinical research. More recently, in October, BDSI strengthened its senior management team with the appointment of Ernest De Paolantonio as Chief Financial Officer. Mr. De Paolantonio is an experienced industry veteran of over 35 years and has been involved in numerous product launches at GlaxoSmithKline, Watson, Columbia Laboratories, and most recently, CorePharma.

“We are pleased with all of our third quarter accomplishments and particularly excited that the NDA for BUNAVAIL has been accepted for review, and we look forward to working with the FDA toward approval next year,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “The opioid dependence market continues to grow, and we believe that caregivers and patients are eager to see alternatives to the currently available therapies. We are actively exploring all aspects of our commercial plans for BUNAVAIL and expect to have additional details early next year.”

“We also look forward beginning in early 2014 to the results from our two Phase 3 pivotal trials from the BEMA Buprenorphine program for chronic pain,” continued Dr. Sirgo. “Importantly, the completion of each of these trials is associated with a guaranteed milestone payment from our commercial partner Endo. The recent interim analyses on these two trials enhance our confidence in the outcome of this clinical program, and we believe the market opportunities continue to expand for a novel Schedule 3 opioid like buprenorphine.”

“Finally, with our BUNAVAIL clinical program complete and our BEMA Buprenorphine chronic pain program winding down, we anticipate that our research and development spending for the remainder of 2013 and for 2014 will be reduced substantially. This spending reduction, along with the guaranteed Endo milestones, will give us sufficient cash runway to reach BUNAVAIL revenue, which would be expected in the third quarter of 2014 assuming a June 2014 approval. This would leave us cash flow positive at the end of 2014. Needless to say, we have a very exciting 12 months in front of us with some very important catalysts,” concluded Dr. Sirgo.

Anticipated 2013/2014 Milestones

BDSI is focusing its resources on achievement of the following key milestones:

•	BUNAVAIL NDA. Based on timelines established by the Prescription Drug User Fee Act (PDUFA), the review of the BUNAVAIL NDA is expected to be completed by June 7, 2014.

•	Milestone Payments and Phase 3 study results for BEMA Buprenorphine. BDSI and Endo expect data from the opioid naïve Phase 3 study to report out in early-2014 with the opioid experienced trial to report out in mid-2014. Upon completion of study enrollment and database lock for each trial and the acceptance of filing of the NDA with the FDA, BDSI is expected to receive milestone payments from Endo totaling $30 million.

•	Initiation of Confirmatory Phase 2B Study for Clonidine Topical Gel. BDSI plans to initiate a Phase 2B study of Clonidine Topical Gel for the treatment of painful diabetic neuropathy in the first quarter of 2014. This study could complete in 2014.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) drug delivery technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, E.U. (where it is marketed as BREAKYL) and Taiwan (where it is marketed as PAINKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.).

BEMA Buprenorphine is in Phase 3 clinical trials for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo. Clonidine Topical Gel for the treatment of painful diabetic neuropathy is currently in Phase 2 development.

An NDA for BUNAVAIL, a BEMA formulation of buprenorphine used in combination with naloxone, is currently under review for the maintenance treatment of opioid dependence and has a PDUFA date of June 7, 2014.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation referred to herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, the Company’s products in development, as well as the outcomes of the Company’s commercial plans) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. PAINKYLTM is a trademark owned by TTY Biopharm. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com